Back to Form 8-K

Exhibit 99.1

Investor Relations	Media Relations
Gregg Haddad	Amy Knapp
813-206-3916	813-290-6208

WELLCARE ANNOUNCES SENIOR MANAGEMENT TEAM APPOINTMENTS

TAMPA, FL (October 18, 2010) – WellCare Health Plans, Inc. (NYSE: WCG) today announced the promotion of Walter W. Cooper to the newly created position of chief administrative officer.  In addition, Marc S. Russo will join WellCare as president, North Division, succeeding Daniel M. Parietti, effective November 1, 2010.  Both executives will report to Alec Cunningham, WellCare’s chief executive officer.  As part of WellCare’s previously announced initiatives to streamline its organizational structure, the position of chief operating officer has been eliminated and Rex M. Adams will leave the Company effective November 1, 2010.

As chief administrative officer, Mr. Cooper’s core responsibilities will include service operations, information technology, marketing and sales, and pharmacy.  He will drive continuous improvement throughout the Company’s business processes, with an emphasis on administrative cost management.  Mr. Russo will have responsibility for health plans in WellCare’s North Division, which includes Illinois, New York and Ohio.

“In his expanded position, Walt will play a critical role in continuing our work on end-to-end business process and organizational improvement and strengthening our service levels and customer satisfaction,” said Mr. Cunningham.  “Marc is an important addition to our team as we work to streamline our operations and grow our services in several of our key markets.”

“We have made significant progress this year in achieving our strategic objectives,” said Mr. Cooper.  “It is imperative that we continue to enhance service to our members, government customers and providers and remain steadfast in our commitment to compliance and best business practices.”

Mr. Cooper has more than 20 years of leadership experience in a number of executive roles.  He joined WellCare in October 2006, and since March 2010, he has been serving as WellCare’s senior vice president, chief marketing officer and president, Specialty Business Unit.  Mr. Cooper previously served as WellCare’s senior vice president of Strategic Initiatives and as senior vice president of Marketing and Sales.  Prior to joining WellCare, Mr. Cooper served in senior-level positions with UnitedHealth Group, including senior vice president of United Retiree Solutions and vice president of Marketing and Product for Specialized Care Services.

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WCG Announces Senior Management Team Appointments

October 18, 2010

Mr. Russo has more than 15 years of health care industry experience, most recently as the vice president of Senior Markets for Blue Shield of California.  Previously, he served as a regional president for Secure Horizons, a UnitedHealthcare company, and as regional vice president of Government Programs for Oxford Health Plans.

“WellCare has demonstrated its commitment to serving some of our country’s most vulnerable citizens through its Medicaid and Medicare plans,” said Mr. Russo.  “I will be focused on continuing to improve health care quality and access as WellCare expands its offerings and membership in the North Division markets.”

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored health care programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind and disabled, as well as prescription drug plans.  The Company served approximately 2.2 million members nationwide as of June 30, 2010.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements.  These risks and uncertainties include, but are not limited to, WellCare’s current financial outlook for 2010 and progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and reestablishing prudent, profitable growth.

Additional information concerning these and other important risks and uncertainties can be found under the captions “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other filings by WellCare with the U.S. Securities and Exchange Commission, which contain discussions of WellCare’s business and the various factors that may affect it.  WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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